March 18, 2025 Personal & Confidential Mr. Phillip Holloman Dear Phillip, We are pleased to extend this offer of employment with Vestis as Interim Executive Chairman, President & Chief Executive Officer, where you will report directly to the Vestis Board of Directors. Please see the enclosed Executive Package Enclosures that follow this letter (the “Offer Letter”) for a complete list of materials you are receiving, with instructions and deadlines for those materials requiring your signature and those must be returned to us. In particular, you will want to review the Offer Detail Summary highlighting the specifics associated with the offer. You will be required at all times to comply with Vestis’ policies, including the Business Conduct Policy. During the course of your employment with Vestis, you will receive information and documents from Vestis containing confidential, proprietary trade information concerning Vestis’ business and business relationships (“Proprietary Information”). By accepting this position, you agree that at no time while employed by Vestis, or after your employment with Vestis has ended for any reason, will you use or disclose such confidential, proprietary information to any person, firm or entity not affiliated with Vestis. You will be considered a Covered Vestis Employee for purposes of the Political Contribution Policy. This means you must obtain pre-approval from Government Affairs Compliance before you, your spouse/domestic partner, and/or dependent children make political contributions. As part of the onboarding process, you will receive additional information and training regarding your obligations under the Political Contributions Policy. By signing this letter and accepting Vestis’ offer of employment, you are agreeing that (1) you have disclosed to Vestis the existence and nature of any obligations you owe to any prior employers, including any agreements that restrict your ability to complete with your prior employers or to solicit their clients, customer, or employees, (2) your employment with Vestis will not violate any of your post-employment obligations to your prior employers, and (3) you will not use or disclose any of your prior employers’ confidential or proprietary information or trade secrets in course of your employment with Vestis, unless such information is readily available to the public. At the end of your employment with Vestis, you will return to Vestis all such Proprietary Information, including, but not limited to, all manuals, client lists, and training and policy materials, as well as all Vestis property. Exhibit 10.3

Vestis Offer Letter for Phillip Holloman March 18, 2025 Page 2 Your employment will be “at-will.” This means you are free to terminate your employment at any time, for any reason, with or without notice, and Vestis possesses these same rights to termination your employment. At-will employment also means that Vestis may change the terms of employment, such as a promotion, demotion, discipline, transfer, compensation, benefits, duties and location of work, at any time, with or without notice. This offer letter sets forth the entire understanding of the parties with respect to your employment with Vestis. If you have any questions, or if I may be of any help to you, please do not hesitate to call me. Sincerely, Angie Kervin EVP & Chief Human Resources Officer Please sign and date below acknowledging that you have received this letter and accepted our employment offer in the form of the Offer Letter. Accepted: /s/ Phillip Holloman March 19, 2025 Phillip Holloman Date

Phillip Holloman Vestis Offer Detail Summary March 18, 2025 Title: Interim Executive Chairman, President & Chief Executive Officer Level: Executive Officer & Executive Leadership Team Effective Date: March 18, 2025 Cash Compensation: $125,000 per month payable in accordance with Vestis’ customary payroll practices (it is intended that this amount will be used by you to cover your living expenses while employed as Interim Executive Chairman, President & Chief Executive Officer and working in the Atlanta area) Equity Compensation: You will be eligible to participate in Vestis’ 2023 Long-Term Incentive Plan (the “Plan”). Pursuant to the Plan, you will receive periodic grants of restricted stock units (“RSUs”) as follows: • RSUs with a value of $675,000 on March 20, 2025 (based on the closing price of Vestis’ common stock on that date) • Commencing June 20, 2025 and on the 20th day of each month thereafter (each a “Grant Date”) provided that you remain in your position of Interim Executive Chairman, President & Chief Executive Officer as of the applicable Grant Date, RSUs with a value of $225,000 (based on the closing price of Vestis’ common stock on the applicable Grant Date or, if not a trading date, the prior trading date) The grant agreements for the RSUs will provide as follows: • Annual vesting over a period of three years from the applicable Grant Date (or March 20, 2025 with respect to the grant made on that date) • The RSUs will be subject to forfeiture: • Upon termination of your service with Vestis as both Interim Executive Chairman, President & Chief Executive Officer and as a board member, other than as a result of termination by the Company without “Cause” • “Cause” for purposes of employment is as defined in Plan • Service as board member will be considered to be terminated without “Cause” if: • You are nominated for election as a director at a meeting of stockholders at which directors are to be elected and are not elected (or resign from the Board of Directors following such

Phillip Holloman Vestis Offer Detail Summary March 18, 2025 a meeting of stockholders at which you do not receive a majority of votes cast) • The Board of Directors does not nominate you for election as a director at any meeting of stockholders at which directors are to be elected • Treatment upon Change of Control (as defined in the Plan), death and disability consistent with the Company’s most recently issued restricted stock unit awards The actual terms and conditions of the RSUs will be set forth in the grant agreements for the RSUs, which will be provided to you electronically. Compensation is subject to the provisions of Vestis Incentive Compensation Recoupment Policy, if applicable. No Compensation for Board Service For the avoidance of doubt, you will receive no compensation for your service on the Board of Directors while you are Interim Executive Chairman, President & Chief Executive Officer.